UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
FULL HOUSE RESORTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2008 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ABOUT THE MEETING
SECURITY OWNERSHIP
PROPOSAL ONE: ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY EXECUTIVE COMPENSATION
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS
INDEPENDENT AUDITOR MATTERS
PROPOSAL THREE: AMENDMENT OF THE 2006 INCENTIVE COMPENSATION PLAN TO INCREASE THE SHARES OF COMMON STOCK RESERVED UNDER THE PLAN BY 100,000 SHARES
GENERAL INFORMATION

FULL HOUSE RESORTS, INC.
4670 Fort Apache Road, Suite 190
Las Vegas, Nevada 89147

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on 29th day of May, 2008

Dear Stockholder:
     You are invited to attend our Annual Meeting of Stockholders, which will be held at 10:00 a.m., local time, on the 29th day of May, 2008, at the Suncoast Hotel & Casino, 9090 Alta Drive, Las Vegas, NV 89145, for the following purposes:
(1)	to elect seven members to our board of directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified;

(2)	to ratify the appointment of Piercy Bowler Taylor & Kern, Certified Public Accountants, as our independent auditors for 2008;

(3)	to amend the 2006 Incentive Compensation Plan to increase the shares of common stock reserved under the plan by 100,000 shares; and

(4)	to transact such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.
     Our board of directors has fixed the close of business on May 1, 2008 as the record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.
     Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors

Barth F. Aaron
Secretary

Las Vegas, Nevada
May 5, 2008
YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU EXECUTE A PROXY CARD, YOU MAY NEVERTHELESS ATTEND THE MEETING, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE, AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

2008 ANNUAL MEETING OF STOCKHOLDERS
OF
FULL HOUSE RESORTS, INC.

PROXY STATEMENT

     This proxy statement contains information relating to our 2008 Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on May 29, 2008, at the Suncoast Hotel & Casino, 9090 Alta Drive, Las Vegas, NV 89145 and to any adjournments or postponements. This proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about May 5, 2008.
ABOUT THE MEETING
What Is The Purpose Of The Annual Meeting?
     At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including
•	the election of six directors,

•	the ratification of Piercy Bowler Taylor & Kern as our independent auditors,

•	the amendment of the 2006 Incentive Compensation Plan to increase the shares of common stock reserved under the plan by 100,000 shares.
     The stockholders also will transact any other business that properly comes before the meeting.
Who Is Entitled To Vote?
     Only stockholders of record at the close of business on the record date, May 1, 2008, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.
Who Can Attend The Meeting?
     All stockholders as of the record date, or their duly appointed proxies, may attend. Please note that if you hold shares in “street name,” that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. You will also need a photo ID to gain admission.
What Constitutes A Quorum?
     The presence at the meeting, in person or by proxy, of the holders of 40% of the total number of shares of our common stock and preferred stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 19,342,276 shares of our common stock were outstanding and held by approximately 140 stockholders of record. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum but will not be counted as votes cast “for” or “against” any given matter.
     If less than 40% of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.
How Do I Vote?
     If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and you attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.
     Prior to the annual meeting, we will select one or more inspectors of election. These inspectors will determine the number of shares of common stock and Series A preferred stock represented at the meeting, the existence of a quorum, the validity of proxies and will count the ballots and votes and will determine and report the results to us.

May I Change My Vote After I Return My Proxy Card?
     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
What Are The Board’s Recommendations?
     The enclosed proxy is solicited on behalf of our board of directors. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The recommendation of the board of directors is set forth with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:
•	FOR the election of the nominated slate of directors (see pages 4-13).

•	FOR the ratification of Piercy Bowler Taylor & Kern as independent auditor (see pages 13-15).

•	FOR the amendment to the 2006 Incentive Compensation Plan (see pages 15-21).
     The board of directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any nominee is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.
What Vote Is Required To Approve Each Item?
     Election Of Directors. A plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to cumulate their votes for directors.
     Ratification of Piercy Bowler Taylor & Kern. An affirmative vote of a majority of the votes cast at the meeting is required for the ratification of the independent auditor. A properly executed proxy marked “ABSTAIN” with respect to ratification will not be voted with respect to ratification, although it will be counted for purposes of determining whether there is a quorum.
     Amendment of Incentive Compensation Plan. An affirmative vote of a majority of the votes cast at the meeting is required to amend the Incentive Compensation Plan. A properly executed proxy marked “ABSTAIN” with respect to ratification will not be voted with respect to the amendment, although it will be counted for purposes of determining whether there is a quorum.
     Other Items. For any other item which may properly come before the meeting, the affirmative vote of a majority of the votes cast at the meeting, either in person or by proxy, and voting will be required for approval, unless otherwise required by law. A properly executed proxy marked “ABSTAIN” with respect to any of those matters will not be voted, although it will be counted for purposes of determining whether there is a quorum.
     If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some that may be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by these “broker non-votes” will, however, be counted in determining whether there is a quorum.
Who Pays For The Preparation Of The Proxy Statement?
     We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees or authorized agents may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third party agents that are not affiliated with us but solicit proxies. At this time, we do not anticipate that we will be retaining a third party solicitation firm, but should we determine, in the future, that it is in our best interests to do so, we will retain a solicitation firm and pay for all costs and expresses associated with retaining this solicitation firm.

     You should review the information provided in this proxy statement in conjunction with our 2007 Annual Report to Stockholders, which accompanies this proxy statement. Our principal executive offices are located 4670 South Fort Apache Road, Suite 190, Las Vegas, Nevada 89147 and our telephone number is (702) 221-7800. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the meeting and at the meeting itself for examination by any stockholder.
SECURITY OWNERSHIP
     The following table sets forth information as of the record date concerning the beneficial ownership of our common stock by:
•	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock,

•	each director,

•	each of the named executive officers (as defined below), and

•	all executive officers and directors as a group.
Unless otherwise listed above, the address for each of our officers and directors is c/o Full House Resorts, 4670 South Fort Apache Road, Suite 190, Las Vegas, Nevada 89147.

	Number of Shares		Percentage of Class
Name and Address of Beneficial Owner	Owned (1)		Outstanding (1)
Common Stock:

Lee A. Iacocca	1,435,471	(2)	7.4%

LKL Family Limited Partnership
10900 Wilshire Boulevard, Suite 310
Los Angeles, California 90024	300,000		1.6%

J. Michael Paulson	3,287,500	(3)	17.0%

Allen E. Paulson Living Trust
514 Via De La Valle, Suite 210
Solana Beach, California 92075	3,181,500		16.4%

Andre Hilliou	292,500	(4)	1.5%
Carl G. Braunlich	6,000		—
Mark J. Miller	124,000		0.6%
Kathleen M. Caracciolo	4,000		—
Kenneth R. Adams	6,400		—
T. Wesley Elam	46,000	(5)	0.2%
Barth Aaron	36,000	(5)	0.2%
James Meier	20,000	(6)	0.1%
All Officers and Directors as a Group (10 Persons)	5,257,871	(7)	27.2%

William P. McComas	1,799,026		9.3%

Austin W. Marxe and David M. Greenhouse
527 Madison Ave, Suite 2600
New York, NY 10022	1,894,400	(8)	9.8%

(1)	Shares are considered beneficially owned, for purposes of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares the power to vote, to direct the voting of and/or dispose of or to direct the disposition of, such security, or if the person has a right to acquire beneficial ownership within 60 days, unless otherwise indicated in these footnotes. Any securities outstanding which are subject to options or warrants exercisable within 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(2)	Includes options to purchase 75,000 shares of common stock, and 300,000 shares of restricted stock held by the LKL Family Limited partnership (of which Lee A. Iacocca is the general partner) which vest over three years beginning May, 2007.

(3)	Includes 3,181,500 shares held by the Allen E. Paulson Living Trust of which Mr. J. Michael Paulson is the trustee.

(4)	Includes 137,500 shares of restricted stock half of which vested in January 2008 and the remainder in January 2009.

(5)	Includes 23,333 shares of restricted stock half of which vested in January 2008 and the remainder in January 2009.

(6)	Includes 13,333 shares of restricted stock half of which vested in January 2008 and the remainder in January 2009.

(7)	Includes options to purchase 75,000 share of common stock.

(8)	Based on information disclosed, as of February 7, 2008, in a Schedule 13G, as filed with the SEC.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock. These persons are required by SEC regulation to furnish us with copies of all such reports they file.
     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all Section 16(a) reports were timely filed by our officers, directors and greater than ten percent beneficial owners, except for the following, which were not filed timely.

Form 3	-	Kathleen M. Caracciolo, filed 4-19-07
Form 3	-	Kenneth Robert Adams, filed 3-9-07
Form 4	-	Kenneth Robert Adams, filed 3-9-07
From 4	-	Mark J. Miller, filed 4-25-07
From 4	-	Carl G. Braunlich, filed 7-18-07
PROPOSAL ONE: ELECTION OF DIRECTORS
     Our bylaws provide that the number of directors constituting our board of directors shall be fixed from time to time by the board. Our board of directors currently consists of seven directors. The nominees to be voted on by stockholders at this meeting are Kenneth R. Adams, Carl G. Braunlich, Kathleen M. Caracciolo, Andre M. Hilliou, Lee A. Iacocca, Mark Miller and J. Michael Paulson.
     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.
     All nominees have consented to be named and have indicated their intent to serve if elected. We have no reason to believe that any of these nominees are unavailable for election. However, if any of the nominees become unavailable for any reason, the persons named as proxies may vote for the election of such person or persons for such office as our board of directors may recommend in the place of such nominee or nominees. It is intended that proxies, unless marked to the contrary, will be voted in favor of the election of Kenneth R. Adams, Carl G. Braunlich, Kathleen Caracciolo, Andre M. Hilliou, Lee A. Iacocca, Mark J. Miller and J. Michael Paulson.

     The names, ages and positions of all our nominees for director and executive officers as of May 1, 2008 are listed below, followed by a brief account of their business experience during the past five years.

Name	Age	Position
J. Michael Paulson	52	Chairman
Kenneth R. Adams	65	Director
Carl G. Braunlich	55	Director
Kathleen M. Caracciolo	52	Director
Lee A. Iacocca	83	Director
Andre M. Hilliou	60	Director/ Chief Executive Officer
Barth F. Aaron	59	Secretary
James. D. Meier	43	Vice President — Finance
Mark J. Miller	51	Treasurer, Chief Financial Officer — Director
T. Wesley Elam	54	Vice President of Operations and Project Management
     J. Michael Paulson has been our Chairman and one of our directors since March 2004. Mr. Paulson has been involved in the real estate development and investment business since 1986 as the Founder, Owner and President of Nevastar Investments Corp. and Construction Specialist of Nevada, Inc. Mr. Paulson has been a director, president and general manager of Gold River Resort and Casino, Inc. and Gold River Operating Corporation since 2000. Mr. Paulson also serves as a director or officer of various businesses involving thoroughbred racing and breeding operations, oil exploration and real estate, gaming and equity investments. Mr. Paulson worked in the aerospace industry for 17 years, including 11 years with Gulfstream Aerospace Corporation.
     Kenneth R. Adams joined our Board in January 2007. Mr. Adams is a principal in the gaming consulting firm, Ken Adams Ltd., which he founded in 1990. He is also an editor of the Adams’ Report monthly newsletter, the Adams’ Daily Report daily electronic newsletter and the Adams Review, each of which focus on the gaming industry. Since August 1997, Mr. Adams has been a partner in Johnny Nolon’s Casino in Cripple Creek Colorado, a limited stakes casino with a restaurant and bar. He currently serves on the Board of Directors of Vision Gaming & Technology, Inc., a privately-held gaming machine company, and the Downtown Improvement Agency for Reno, Nevada.
     Kathleen M. Caracciolo joined our Board in January 2007. Ms. Caracciolo has also been appointed the Chairperson of our Audit Committee. Ms. Caracciolo is a certified public accountant who since July 2003 has served as Vice President, Chief of Finance for Atlantic City Coin & Slot Service Co. Inc., which designs, manufactures and distributes electronic gaming devices. Between January and June 2003, Ms. Caracciolo worked as a consultant. From April 1999 to December 2002, she served as Vice President of Finance for the Atlantic City Convention and Visitors Authority, a government agency responsible for enhancing the economy of the region with coordination of the operations of the Atlantic City Convention Center. Prior to that, Ms. Caracciolo held various finance positions with several Atlantic City Casinos, including Atlantic City Showboat, Inc. and Caesars Atlantic City, Inc.
     Dr. Carl G. Braunlich has been one of our directors since May 2005. Since August 2006, he has been an Associate Professor at University of Nevada Las Vegas. Dr. Braunlich holds a Doctor of Business Administration in International Business from United States International University, San Diego, CA. Prior to joining the faculty of University of Nevada, Las Vegas, Dr. Braunlich was a Professor of Hotel Management at Purdue University since 1990. Previously he was on the faculty at United States International University. Dr Braunlich has held executive positions at the Golden Nugget Hotel and Casino in Atlantic City, NJ and at Paradise Island Hotel and Casino, Nassau, Bahamas. He has been a consultant to Wynn Las Vegas, Harrah’s Entertainment, Inc., Showboat Hotel and Casino, Bellagio Resort and Casino, International Game Technology, Inc., Atlantic Lottery Corporation, Nova Scotia Gaming Corporation and the Nevada Council on Problem Gambling. He was on the Board of Directors of the National Council on Problem Gambling and has served on several Problem Gambling Committees, including those of the Nevada Resort Association and the American Gaming Association.
     Lee A. Iacocca has been one of our directors since April 1998. Mr. Iacocca currently serves as the President of Iacocca & Associates, a consulting firm. In 1997, he founded EV Global Motors, to design, market and distribute the next generation of electric vehicles. Mr. Iacocca is former Chief Executive Officer and Chairman of the Board of Directors of Chrysler Corporation, retiring from those positions in 1992. He retired as a Chrysler Director in September 1993 and continued to serve as a consultant to Chrysler until 1994. He is Chairman of the Iacocca Foundation, a philanthropic organization dedicated to educational projects and the advancement of diabetes research, and is Chairman of the Committee for Corporate Support of Joslin Diabetes Foundation. Mr. Iacocca is also Chairman Emeritus of the Statue of Liberty—Ellis Island Foundation and serves on the Advisory Board of Reading Is Fundamental, the nation’s largest reading motivation program.

     Andre M. Hilliou became President and Chief Executive Officer of Full House in March 2004 and has been one of our directors since May 2005. From 2001 until joining us, he served as Chairman and Chief Executive Officer of Vision Gaming and Technology. Mr. Hilliou held executive positions with various companies including Chief Executive Officer of American Bingo and Gaming, Inc. and Chief Executive Officer of Aristocrat, Inc. He also spent 16 years with the Showboat Corporation, reaching the level of Senior Vice President of Operations for its Atlantic City, New Jersey property, and Chief Executive Officer of Showboat’s Sydney Harbour Casino, a $1 billion development project.
     Mark J. Miller became Chief Financial Officer on February 19, 2007. He was one of our directors from May 2005 until the announcement of his employment with us in January 2008. He rejoined the board of directors on May 31, 2007. From September 2003 until December 2006, Mr. Miller served as Executive Vice President and Chief Financial Officer of Aero Products International, a leading maker of premium, air-filled bedding products. From December 1998 until May 2003, Mr. Miller was Executive Vice President and Chief Financial Officer and then, Chief Operating Officer of American Skiing Company, owner and operator of seven well-known ski resorts located in New England, Colorado and Utah. From 1994 until 1998, he was an Executive Vice President of Showboat, Inc. with responsibility for operational support for new casino development. Previously, Mr. Miller served in various positions within the Showboat organization, including President and Chief Executive Officer of Atlantic City Showboat, Inc. Mr. Miller holds a Master Degree in Accountancy from Brigham Young University and is a Certified Public Accountant.
     Barth F. Aaron was appointed as our Secretary in March 2004. He has served as our General Counsel since March 2004. From April 2002 until May 2005, Mr. Aaron was General Counsel of Vision Gaming and Technology, Inc. From January 2001 until April 2002, Mr. Aaron served as Corporate Director of Regulatory Compliance and Risk Management for Penn National Gaming, Inc. From August 1996 until May 2000, Mr. Aaron was Corporate General Counsel for Aristocrat, Inc., the U.S. subsidiary of Australia’s largest slot machine manufacturer, where he was a legal consultant from May 2000 until January 2001. Mr. Aaron has been a Deputy Attorney General with the New Jersey Division of Gaming Enforcement and is admitted to practice law in the states of Nevada, New Jersey and New York.
     James D. Meier was named Vice President of Finance in February 2007. Previously, Mr. Meier served as our Chief Financial Officer since January 2005 and as our Controller from July 2004 until January 2005. Prior to joining us, he served as Chief Financial Officer of Capital One, LLC, a gaming development and finance company. From 2001 to 2003, he served as the Controller/Chief Financial Officer of Phoenix Leisure Corporation and prior to that he was financial reporting manager Ameristar Casinos, Inc. beginning in 2000. He has held financial and accounting position at Nevada Palace Hotel and Casino and until 1999 was an auditor with Piercy Bowler Taylor & Kern. Mr. Meier is a Certified Public Accountant and Certified Management Accountant with a Master’s Degree in Hotel Administration from University of Nevada, Las Vegas. He received his Bachelor of Science degree in Business Administration from Minnesota State University.
     T. Wesley Elam became our Vice President of Operations and Project Management in April 2005. Prior to joining us, he served as general manager of the Argosy Casino in Baton Rouge, Louisiana beginning in December 1998. From September 1994 until August 1998 he served as chief operating officer for the Star City Casino in Sydney, Australia, responsible for the openings and operations of both the temporary and permanent casino/hotel. Prior to that, he served as controller for Casino Windsor, Ontario, Canada, overseeing the construction and opening of the temporary casino, which was a fast track project of only six months. Previously, he served in various executive positions with responsibilities for opening and operations of the Trump Taj Mahal Casino, Showboat Casino, Trump Castle Casino and Tropicana Casino. Mr. Elam holds a Bachelor of Science degree in Business Administration from the University of Nevada — Reno.
     The term of office of each director ends at the next annual meeting of stockholders or when his successor is elected and qualified. Our officers serve at the discretion of the board of directors.
Director Compensation
     For service as a director, each non-executive director receives cash compensation of $20,000 per year plus $1,000 for each meeting attended in excess of four meetings. The chairperson of each committee of the board receives cash compensation of $10,000 per year for such service and each committee member receives $1,000 for each committee meeting attended. In addition, beginning in May 2006, non-executive directors also receive 2,000 shares of fully vested common stock at each annual meeting.

     The table below summarizes the compensation paid by us to our non-employee directors for services rendered for 2007. Directors who are employed by us do not receive additional compensation for serving as directors.

	Fees Earned or	Stock	Option Awards	All Other
Name	Paid in Cash	Awards(1)	(2)	Compensation(3)	Total

J. Michael Paulson	$39,000	$7,560	$0	$0	$39,000
Carl G. Braunlich	$47,000	$7,560	$0	$0	$47,000
Lee A. Iacocca	$7,000	$7,560	$0	$585,474	$592,474
Ken Adams	$27,333	$7,560	$0	$0	$27,333
Kathy Caracciolo	$34,500	$7,560	$0	$0	$34,500

(1)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS No. 123(R) related to restricted stock awards granted in and prior to 2007 pursuant to our various share-based payment plans, and include amounts from awards. Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 2007.

(2)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS No. 123(R) of stock option awards (options were issued and expensed in previous years).

(3)	In September 2006, we entered into a Consulting Agreement with Mr. Iacocca, pursuant to which we issued to him 300,000 shares of restricted stock and Mr. Iacocca agreed to forfeit 250,000 options. The dollar amount shown in this column represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123(R) related to this transaction.
Independent Directors
     Under the corporate governance standards of the American Stock Exchange, or AMEX, at least 50% of our board of directors and all of the members of our audit committee, compensation committee and the nominating committee must meet the test of independence as defined by the listing requirements of AMEX. Our board of directors, in the exercise of its reasonable business judgment, has determined that J. Michael Paulson, Kenneth R. Adams, Carl G. Braunlich, and Kathleen M. Caracciolo qualify as independent directors pursuant to the AMEX and SEC rules and regulations. Our board of directors had determined that Mr. Miller was an independent director prior to his agreement to serve as our chief financial officer and that Mr. Iacocca was an independent director prior to entering into a consulting agreement with us. In making the determination of independence, our board considered whether an independent director has a material relationship with Full House, either directly or as a partner or shareholder of an organization that has a relationship with Full House or any other relationships that, in our board’s judgment, would interfere with the director’s independence. As described below under the heading “Certain Relationships and Related Transactions,” our board considered the negotiations regarding payments with respect to transactions from 2001 between us and a trust of which Mr. Paulson is the trustee, and determined that these matters did not cause Mr. Paulson to not be independent. In the late 1980’s and early 1990’s, Messrs. Hilliou and Miller and Ms. Caracciolo were employed by Showboat, Inc. or a subsidiary thereof and were professionally associated through such employment.
Meetings and Committees of the Board of Directors
     Meetings. During fiscal year 2007, the board of directors held four regular meetings and one special meeting. Each of our directors attended at least 80% of the aggregate of the number of meetings of the board of directors which were held during the period such person served on the board of directors and the number of meetings of committees of the board of directors held during the period that such person served on such committee. We have no specific requirements regarding the attendance at the annual meeting of stockholders by our directors. In 2007, all of our directors attended the annual meeting in person.
     We have three standing committees: the audit committee, the nominating committee and the compensation committee.

     Audit Committee
     Our audit committee was comprised of three members, Ms. Caracciolo, Dr. Braunlich and Mr. Paulson. Ms. Caracciolo serves as Chair and financial expert on the Committee. Our board had determined that Ms. Caracciolo is an audit committee financial expert as defined by the rules and regulations of the Securities and Exchange Commission. Our board of directors in its reasonable judgment has determined that each member of the audit committee is independent as defined under the applicable AMEX listing standards and federal law. Our audit committee held four meetings in 2007.
     The audit committee’s functions include overseeing and monitoring the activities of our financial reporting process, our systems of internal controls over financial reporting and the integrity of our financial statements, the independent auditors’ qualifications, independence and performance, and to assist our board of directors in ensuring our compliance with legal and regulatory requirements in our financial reporting process. Our board of directors has adopted a written charter for the audit committee setting out the functions that it is to perform. The text of the charter is available on our website at www.fullhouseresorts.com.
     Please refer to the audit committee report, which is set forth on pages 14-15, for a further description of our audit committee’s responsibilities and its recommendations with respect to our audited consolidated financial statements for the year ended December 31, 2007.
     Compensation Committee
     The compensation committee is comprised of three members, Messrs. Paulson, Iacocca, and Dr. Braunlich. Dr. Braunlich acts as chair of the compensation committee. Our board of directors, in its reasonable judgment has determined that each member of the compensation committee is independent as defined under the applicable AMEX listing standards, except that Mr. Iacocca no longer met the definition of independent upon entering into a consulting agreement with us in September 2006. The board considered the nature of the consulting relationship with Mr. Iacocca in which we agreed to provide equity compensation for services similar to those Mr. Iacocca had previously provided to us without compensation. In addition, the board considered Mr. Iacocca’s substantial business experience generally and with Full House, his business relationships which have in the past provided us with development opportunities and his stock ownership and determined that it was in the best interest of Full House for Mr. Iacocca to continue as a member of our board of director’s compensation committee. Our compensation committee held two meetings in 2007.
     The compensation committee’s functions include reviewing and making recommendations to the board of directors regarding all forms of compensation to be provided to our executive officers and directors. Our board of directors has adopted a written charter for the compensation committee setting out the functions that it is to perform and has recently amended the charter. The text of the charter is available on our website at www.fullhouseresorts.com.
     Management provides recommendations to the committee on the amount and type of executive compensation as well as individual performance objectives for bonuses and incentive compensation, and the committee reviews these recommendations along with the information provided by the executive employment consultant to formulate the committee’s recommendations to the board of directors. The compensation committee determines the fulfillment of the individual performance objectives and recommends individual bonus and incentive compensation amounts to the board of directors.
     Independent director compensation was based on recommendations provided by management in 2005 which recommendations were determined by management to be at the low end of comparably sized companies in the gaming industry but recommended as a needed retention incentive.
     Nominating Committee
     Our nominating committee is comprised of two members, Messrs. Paulson and Iacocca. Mr. Paulson acts as chair of the nominating committee. Each member of the nominating committee is independent as defined under the applicable AMEX listing standards, except that Mr. Iacocca no longer met the definition of independent upon entering into a consulting agreement with us in September 2006. The board considered the nature of the consulting relationship with Mr. Iacocca in which we agreed to provide equity compensation for services similar to those Mr. Iacocca had previously provided to us without compensation. In addition, the board considered Mr. Iacocca’s substantial business experience generally and with Full House, his business relationships which have in the past provided us with development opportunities and his stock ownership and determined that it was in the best interest of Full House for Mr. Iacocca to continue as a member of our board of director’s nominating committee. The nominating committee held one meeting during 2007 at which it approved the slate of nominees standing for election by the shareholders.

     Our board of directors has adopted a written charter for the nominating committee setting out the functions that it is to perform and has recently amended the charter. The text of the charter is available on our website at www.fullhouseresorts.com.
     Our nominating committee’s functions include assisting our board of directors with respect to nominating new directors. To fulfill its responsibilities and duties, the committee, among other things;
•	determines periodically, as appropriate, desired board qualifications, expertise and characteristics, including such factors as business experience and skills and knowledge with respect to gaming, finance, marketing, financial reporting, regulatory and any other areas as may be expected to contribute to an effective board;

•	determines periodically, as appropriate, whether there are any specific, minimum qualifications that the nominating committee believes must be met by a nominee approved by the nominating committee for a position on the board and whether there are any specific qualities or skills that the nominating committee believes are necessary for one or more directors to possess;
•	conducts searches for potential board members with corresponding attributes as needed;

•	evaluates, proposes and approves nominees for election or appointment to the board; and

•	considers, evaluates and, as applicable, proposes and approves, stockholder nominees for election to the board.
     The nominating committee will consider stockholder recommendations for director candidates and will do so in the same manner that it considers all director candidates. There are no specific, minimum qualifications that must be met by a director nominee recommended by a stockholder except as provided for by applicable law. A stockholder wishing to recommend a prospective director nominee for consideration should send notice to Full House Resorts, Inc., Attention: Nominating Committee c/o Secretary, 4670 Fort Apache Road, Suite 190, Las Vegas, Nevada 89147. To be included in our proxy for our next annual meeting, the notice of recommendation must be made in writing and received by our Secretary by January 2, 2009. Although the committee’s charter permits the committee to engage a search firm to identify director candidates, we did not pay any third parties a fee to assist in the process of identifying or evaluating director candidates in 2007.
Code of Conduct and Ethics
     Our board of directors has adopted a code of conduct and ethics applicable to each of our directors, officers and employees. In addition, our board of directors has adopted a separate code of ethics applicable to the Chief Executive Officer and senior financial officers. The full text of the code of conduct and ethics and the code of ethics are available at our website at www.fullhouseresorts.com.
Compensation Committee Interlocks and Insider Participation
     No executive officer of Full House serves as a member of the compensation committee of the board of directors of any entity one or more of whose executive officers serves as a member of our board of directors.
Communications with the Board of Directors
     Our board of directors believes it important that interested parties have the opportunity to communicate their concerns directly to our board of directors. Stockholders may contact or communicate with an individual director or our board of directors as a group, including the non-employee directors as a group, by addressing that letter to Full House Resorts, Inc., Attention: Board of Directors c/o Company Secretary, 4670 Fort Apache Road, Suite 190, Las Vegas, Nevada 89147. Each communication should specify the applicable addressee or addressees to be contacted.
EXECUTIVE COMPENSATION
     In accordance with the SEC’s proxy disclosure rules, “total compensation” in 2007 is defined as the sum of the following:
•	Salary: Base salary paid during 2007.

•	Bonus: Non-performance based awards (i.e., guarantees, sign on, retention bonuses).

•	Stock Awards: Restricted stock (including dividends earned on outstanding restricted shares that are not part of FAS 123(R) value) dollar amounts reflect the grant date accounting fair value calculated pursuant to the guidance set forth under FAS 123(R), as presented in our Annual Report on Form 10-KSB.

•	Non-Equity Incentive Awards: Short and long-term performance based awards, reflecting only annual incentives for 2007.

•	All Other Compensation: All other compensation not captured elsewhere in the Summary Executive Compensation Table. We have reported these amounts, even if the value of an individual item is less than $10,000.
Summary Executive Compensation Table
     The following table summarizes the “total compensation” of our Chief Executive Officer, and our two highest paid executives other than our Chief Executive Officer, or, collectively, the named executive officers, for the fiscal year ended December 31, 2007.
SUMMARY EXECUTIVE COMPENSATION

					Non-Equity
					Incentive Plan	All Other
Name and				Stock	Compensation	Compensation
Principal Position	Year	Salary	Bonus	Awards(1)	(2)	(3)	Total
Andre M. Hilliou	2007	$232,291	$83,000	$259,188	$140,000	$4,800	$719,279
Chief Executive Officer	2006	$207,500	$—	$353,776	$83,000	$4,800	$649,076
Mark Miller	2007	$216,026	$75,000	$—	$130,000	$20,000	$441,026
Executive Vice President /Chief Financial Officer	2006	$—	$—	$—	$—	$—	$—
T. Wesley Elam	2007	$191,795	$109,000	$43,981	$93,000	$—	$437,776
Vice President of Operations and Project Management	2006	$160,000	$25,000	$22,117	$64,000	$—	$271,117

(1)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes for the year ended in accordance with SFAS No. 123(R) related to restricted stock awards granted in and prior to 2007 pursuant to our various share-based payment plans, and include amounts from awards. Assumptions used in the calculation of these amounts are included in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 2007.

(2)	The amount shown in this column for each named executive officer is the attributable performance-based bonus granted under the 2006 Incentive Compensation Plan. These amounts correspond to the year in which they were earned.

(3)	The amounts shown in this column represent incidental expenses relating to maintaining an office for Mr. Hilliou and relocation expense for Mr Miller.
     During 2007, the Compensation Committee approved and the executive officers were paid the salaries, bonuses and restricted stock awards reported in the above table which were determined to be at the low end of executive compensation for equivalent positions for companies of similar size and status.
Employment Agreements
     In April 20, 2007, we entered into an employment agreement with each of Messrs. Hilliou, Miller and Elam and on July 17, 2007, the Company and Mr. Hilliou and Mr. Miller amended their agreements. The term of each of these agreements is one year beginning, with automatic successive renewals unless either we or the relevant executive provides notice of termination at least 90 days prior to the end of the then current term. The agreements set an initial annual base salary of $250,000 for Mr. Hilliou, $250,000 for Mr. Miller and $200,000 for Mr. Elam, in each case subject to increase by our board of directors at the beginning of each calendar year. In addition, Mr. Miller and Mr. Elam each are eligible to receive an annual incentive bonus equal to up to 100% (200% for Mr. Hilliou) of his base salary subject to the achievement of annual objectives established by our compensation committee. In addition to the shares of restricted stock previously granted to each executive, each executive may receive additional grants as determined by our compensation committee. The agreement further provides that we will maintain a policy of term life insurance on each executive for the benefit of beneficiaries designated by the executive. The amount of such policy shall be determined by us, but shall not be less than two years of the executive’s base compensation. In the event of termination of any of these employment agreements upon the death of the executive or by us because of illness or incapacity of the executive that continues for 90 days, in addition to all amounts owed through the date of termination, we shall pay to the executive an amount equal to his prior year’s annual bonus pro-rated through the date of termination. In the event the agreement is terminated by us for “cause”, or by the executive without “good reason”, we shall only be obligated to pay the executive all base salary and benefits accrued through the date of termination and the executive shall forfeit any unvested shares of restricted stock. In the event the agreement is terminated by us without “cause” or by the executive for “good reason”, in addition to amounts owed through the date of termination, we shall:
•	Continue to pay the executive’s base salary for a period of six months base salary plus an additional one month of base salary for each year of employment (up to a maximum of 12 months base salary),

•	Pay an annual bonus for the year of termination equal to the average annual bonus for the executive for the previous two years, pro-rated through the date of termination (subject to a minimum of 50%), and

•	Continue, at our expense, all of the executive’s health, dental and other insurance benefits until the earlier of the end of the term or the date the executive becomes subsequently employed.
     For purposes of the employment agreements, “cause” means (1) the executive’s material fraud, dishonesty, willful misconduct, or willful and continuing failure in the performance of his duties under the employment agreement; (2) the executive’s breach of any material provision of the employment agreement which has not been cured within 30 days following the notice thereof, or (3) the commission by the executive of any felony criminal act or the commission of any crime involving fraud, dishonesty or moral corruptness, including denial or removal of the executive’s licensing from any governmental gaming agency or licensing authority. For purposes of the employment agreements “good reason” means (1) our failure to comply with any material provision of the employment agreement which has not been cured within 30 days following the notice thereof, or (2) our direction to the executive to do, perform, or omit to perform any act, or the executive’s knowledge of such acts or omissions performed by our other employees without appropriate redress, which acts or omissions are known to be fraudulent, illegal or could otherwise materially impact negatively upon the executive’s personal and professional reputation.
Change of Control Provisions
     Each of the employment agreements provides that upon a change of control, the executive may terminate his employment agreement only if the change of control materially affects his position and compensation under the agreement.
     To the extent any executive so terminates his agreement, or in the event the executive is not retained under contract following a change of control:
•	we will pay to the executive a cash payment equal to the greater of (a) one year’s base salary or in the case of Mr. Hilliou two year’s base salary and (b) the remaining base salary due under the agreement;

•	we will pay to the executive a cash payment equal to his average annual bonuses paid under his employment agreement for the three prior years (or the average of the annual bonuses paid to date, if the term of employment is less than three years); and

•	all unvested shares or other stock-based grants awarded pursuant to our 2006 Incentive Compensation Plan or other benefit plan will accelerate and vest upon the date of the change of control.
     For purposes of the employment agreements, a “change of control” means (1) a person, entity or group acquires beneficial ownership of 50% or more of our then outstanding voting securities, (2) individuals who constitute our board as of April 18, 2008 and directors whose nominations are approved by a majority of such incumbent board members cease to constitute a majority of our board of directors, or (3) approval by our stockholders of (A) a business combination in which our shareholders prior to the transaction do not own at least 50% of the combined voting power of the voting securities of combined business and at least a majority of our incumbent board comprises a majority of the board of the combined business, (B) a liquidation or dissolution of our company, or (C) a sale of all or substantially all of our assets.

     The following describes the amounts payable upon termination of employment of the named executive officers as if such employment terminated on December 31, 2007.

			Accelerated
		Continued	Vesting of
		Medical	Restricted
		Benefits	Stock	Total
Employee	Payment	(1)	(2)	Payments

Andre M. Hilliou
Death or Disability	$611,500	—	$385,000	$996,500
Without Cause or with Good Reason	$319,833	$10,977	$385,000	$715,810
Change of control	$611,500	—	$385,000	$996,500

Mark J. Miller
Death or Disability	$318,333	—	$308,000	$626,333
Without Cause or with Good Reason	$455,000	$16,073	$308,000	$779,073
Change of control	$455,000	—	$308,000	$763,000

T. Wesley Elam
Death or Disability	$37,833	—	$65,335	$103,169
Without Cause or with Good Reason	$267,667	$5,451	$65,335	$338,453
Change of control	$275,667	—	$65,335	$341,002

(1)	Following a termination by us without cause or by the executive with good reason, we have agreed to provide him, his spouse and his dependents medical, dental and life insurance benefits for the term or until the executive is otherwise employed. The amounts in this column represent the estimated cost to us of those payments over a twelve month period.

(2)	Represents the value of the unvested shares owned by the executive as of December 31, 2007, calculated by multiplying the number of shares by the closing price of our stock on that date.
Restricted Stock
     Upon stockholder approval of our 2006 Incentive Compensation Plan in May 2006, we granted 275,000 shares of restricted stock to Andre Hilliou which vests in four equal annual amounts beginning on the grant date of May 31, 2006 and then in January of the succeeding three years. We also granted 35,000 restricted shares to T. Wesley Elam, vesting in three equal annual installments beginning in January 2007. In addition, in March of 2007, we granted 110,000 shares of restricted stock to Mark Miller which vests in three annual amounts beginning on February 19, 2008. The following table sets forth Outstanding Equity Awards at Fiscal Year-End, or December 31, 2007, for our named executive officers.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	STOCK AWARDS
	Number of Shares or		Market Value of
	Units of		Shares or Units of
	Stock that have not		Stock that have not
Name	Vested		Vested(1)
Andre M. Hilliou	68,750	(2)	$192,500
	68,750	(3)	$192,500

Mark Miller	36,666	(4)	$102,665
	36,667	(5)	$102,668
	36,667	(6)	$102,668

T. Wesley Elam	11,667	(2)	$32,668
	11,667	(3)	$32,668

(1)	Value based on closing price of our common stock on December 31, 2007 of $2.80.

(2)	Restricted stock vested January 6, 2008.

(3)	Restricted stock that vests January 6, 2009.

(4)	Restricted stock that vests February 19, 2008.

(5)	Restricted stock that vests February 19, 2009.

(6)	Restricted stock that vests February 19, 2010.

2006 Incentive Compensation Plan
     On May 29, 2006, our stockholders approved our 2006 Incentive Compensation Plan. The 2006 Incentive Compensation Plan is administered by our compensation committee. In consideration of their services, officers, directors, employees and consultants of us or a related entity are eligible to receive a variety of awards under the plan, including, incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, bonus stock and performance awards. The total number of shares issuable under the plan is 1,100,000. As of December 31, 2007, we had issued 1,098,000 shares of stock and restricted stock under the plan to our executive officers and directors, including the issuance of shares to Mr. Iacocca in connection with his consulting agreement.
Prior Stock Option Plans
     The Company’s ability to issue options under its earlier plans expired on June 30, 2002, and all options granted were fully vested prior to 2006. A summary of the status of Full House’s stock option plan as of December 31, 2007 and 2006, and changes during the years then ended are presented below:

	2007		2006
	WEIGHTED-AVERAGE		WEIGHTED-AVERAGE
	EXERCISE		EXERCISE
	OPTIONS	PRICE	OPTIONS	PRICE
Outstanding at beginning of year	325,000	$2.25	575,000	$2.88
Granted	—	—	—	—
Exercised	(250,000)	2.25	—	—
Forfeited	—	—	(250,000)	3.69

Outstanding at end of year	75,000	$2.25	325,000	$2.25

Exercisable at year-end	75,000	$2.25	325,000	$2.25

     As of December 31, 2007, the 75,000 options outstanding and exercisable had a weighted-average remaining contractual life of 0.5 years.
Certain Relationships and Related Transactions
     During the second quarter of 2007, management wrote-off a receivable from a related party, which was fully reserved. The receivable originated in 2001, when the Company made a $125,000 payment for architectural drawings relating to a development project in Mississippi on behalf of the Allen E. Paulson Living Trust, of which J. Michael Paulson, chairman of our board, is trustee.
     In September 2006, we entered into a consulting agreement with Lee Iacocca, one of our directors, under the terms of which Mr. Iacocca will provide consulting services to us related to marketing and advertising for a period of three years. In consideration of these services, we granted to Mr. Iacocca 300,000 restricted shares of our common stock valued at $1,119,000 based on the closing price on the grant date with no discount, which vest in equal amounts over the three year term of the agreement or immediately on his death. The grant to Mr. Iacocca was initially recorded as deferred compensation, reported as a reduction of stockholder’s equity and will subsequently be amortized into compensation expense on a straight-line basis as services are provided over the three year vesting period.
PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS
     Piercy Bowler Taylor & Kern was retained as our independent auditors for the year ending December 31, 2007.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PIERCY BOWLER TAYLOR & KERN AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2008.

INDEPENDENT AUDITOR MATTERS
Independent Auditors
     Piercy Bowler Taylor & Kern audited Full House’s annual consolidated financial statements for the years ended December 31, 2007 and December 31, 2006. Representatives of Piercy Bowler Taylor & Kern are expected to attend the meeting, and be available to answer questions. We do not expect them to make a statement.
     During fiscal years 2007 and 2006, Full House retained Piercy Bowler Taylor & Kern to provide services in the following categories and amounts:
     Audit Fees
     Fees in connection with the audit of our financial statements and the reviews of the financial statements included in each of our Quarterly Reports on Form 10-QSB was $221,450 and $141,200 in 2007 and 2006, respectively.
     Audit Related Fees
     Audit related fees were $21,512 and $170,795 in 2007 and 2006, respectively. Fees in 2007 relate primarily to NIGC licensing procedures and internal control reviews required by Sarbanes-Oxley. During 2006, as part of our acquisition of Stockman’s Casino, Inc. we engaged Piercy Bowler Taylor & Kern to re-audit Stockman’s financial statements for the years ended December 31, 2005 and 2004, for inclusion in a registration statement filed on Form SB-2, and to review and provide recommendations with respect to the related SEC reporting requirements.
     Tax Fees
     We did not engage Piercy Bowler Taylor & Kern for any tax related professional services for the fiscal year ended December 31, 2007 or December 31, 2006.
     All Other Fees
     We did not engage Piercy Bowler Taylor & Kern for any other services for the fiscal year ended December 31, 2007 or December 31, 2006.
Pre-Approval Policies and Procedures
     The audit committee’s policy is to review and pre-approve any engagement of our independent auditor to provide any audit or permissible non-audit service to us. All of the services provided by our independent auditors were approved by our audit committee and the audit committee believes that the provision of these services is consistent with maintaining the accountants’ independence.
Audit Committee Report
     The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of Full House’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such report by reference.
     The Audit Committee oversees Full House’s financial reporting process. Management has the primary responsibility for the financial statements and the financial reporting process including the system of internal controls.
     In fulfilling our oversight responsibilities, we reviewed and discussed the financial statements with management. In addition, we discussed with the independent auditors matters deemed significant by the independent auditors, including those matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.
     The independent auditors also provided us with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors matters relating to their independence and considered whether their provision of non-audit services is compatible with maintaining their independence.

     Based on our review with management and the independent auditors of Full House’s audited consolidated financial statements and the independent auditors’ report on such financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended that the audited consolidated financial statements be included in Full House’s Annual Report on Form 10-KSB for the year ended December 31, 2007 for filing with the SEC.

Kathleen M. Caracciolo
Carl G. Braunlich
J. Michael Paulson
PROPOSAL THREE: AMENDMENT OF THE 2006 INCENTIVE COMPENSATION PLAN TO INCREASE THE
                                       SHARES OF COMMON STOCK RESERVED UNDER THE PLAN BY 100,000 SHARES
Background and Purpose.
     Our board of directors has authorized, subject to stockholder approval, an increase in the number of shares of common stock available under our 2006 Incentive Compensation Plan of 100,000 shares from 1,100,000 to 1,200,000. The increase will allow us to meet our annual stock grant obligation of 2,000 shares to each independent director and to attract and retain qualified executive officers as necessary.
Purpose.
     The purpose of the 2006 plan is to assist Full House, its subsidiaries and other designated affiliates, which we refer to as related entities, in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors consultants and other persons who provide services to us or our related entities, by enabling these persons to acquire or increase a proprietary interest in Full House in order to strengthen the mutuality of interests between these persons and our stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.
     The effective date of the 2006 plan is January 1, 2006. As of the date of this proxy statement, awards for a total of 1,098,000 shares have been granted under the 2006 plan.
     The following is a summary of certain principal features of the 2006 plan. This summary is qualified in its entirety by reference to the complete text of the 2006 plan. Stockholders are urged to read the actual text of the 2006 plan in its entirety which is set forth as Appendix E to our proxy statement filed on May 1, 2006.
Shares Available for Awards; Annual Per-Person Limitations.
     Currently under the 2006 plan, the total number of shares of our common stock reserved and available to be awarded under the 2006 plan at any time during the term of the plan shall be equal to 1,100,000 shares. The foregoing limit shall be increased by the number of shares of common stock with respect to which awards previously granted under the 2006 plan that are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares, and the number of shares that are tendered, either actually or by attestation, or withheld upon exercise of an award to pay the exercise price or any tax withholding requirements. Awards issued in substitution for awards previously granted by a company that we or a related entity acquire, or with which we or a related entity combine, do not reduce the limit on grants of awards under the plan.
     The 2006 plan imposes individual limitations on the amount of certain awards in part to comply with Code Section 162(m). Under these limitations, during any 12-month period, no participant may be granted (1) stock options or stock appreciation rights with respect to more than 500,000 shares of common stock, or (2) shares of restricted stock, shares of deferred stock, performance shares and other stock based-awards with respect to more than 500,000 shares of common stock, in each case, subject to adjustment in specified circumstances. The maximum amount that may be paid out as performance units with respect to any 12-month performance period is $2,500,000, and is $5,000,000 with respect to any performance period that is more than 12 months.
     The committee described below is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) in the event that a dividend or other distribution (whether in cash, shares of common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate. The committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Eligibility.
     The persons eligible to receive awards under the 2006 plan are the officers, directors, employees, consultants and other persons who provide services to us or any related entity. An employee on leave of absence may be considered as still in our employ or the employ of a related entity for purposes of eligibility for participation in the 2006 plan.
Administration.
     The 2006 plan is to be administered by a committee designated by our board of directors consisting of not less than two directors, provided, however, that except as otherwise expressly provided in the plan, our board may exercise any power or authority granted to the committee under the 2006 plan. Subject to the terms of the 2006 plan, the committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the plan, construe and interpret the plan and award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the committee may deem necessary or advisable for the administration of the 2006 plan.
Stock Options and Stock Appreciation Rights.
     The committee is authorized to grant stock options, including both incentive stock options, which we refer to as ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation right are determined by the committee, but must not be less than the fair market value of a share of common stock on the date of grant. For purposes of the 2006 plan, the term “fair market value” means the fair market value of our common stock, awards or other property as determined by the committee or under procedures established by the committee. Unless otherwise determined by the committee, the fair market value of our common stock as of any given date shall be the closing sales price per share of our common stock as reported on the principal stock exchange or market on which our common stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the committee, except that no option or stock appreciation right may have a term exceeding ten years. Methods of exercise and settlement and other terms of the stock appreciation right are determined by the committee. The committee, thus, may permit the exercise price of options awarded under the plan to be paid in cash, shares, other awards or other property, including loans to participants. Options may be exercised by payment of the exercise price in cash, shares of common stock, outstanding awards or other property having a fair market value equal to the exercise price, as the committee may determine from time to time.
Restricted and Deferred Stock.
     The committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of our common stock which may not be sold or disposed of, and which shall be subject to such risks of forfeiture and other restrictions as the committee may impose. A participant granted restricted stock generally has all of the rights of one of our stockholders, unless otherwise determined by the committee. An award of deferred stock confers upon a participant the right to receive shares of our common stock at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the committee may impose. Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.
Dividend Equivalents.
     The committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of our common stock, other awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the committee.
Bonus Stock and Awards in Lieu of Cash Obligations.
     The committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards in lieu of our obligations to pay cash under the 2006 plan or other plans or compensatory arrangements, subject to such terms as the committee may specify.

Other Stock-Based Awards.
     The committee or the board is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The committee determines the terms and conditions of such awards.
Performance Awards.
     The committee is authorized to grant performance awards to participants on terms and conditions established by the committee. The performance criteria to be achieved during any performance period and the length of the performance period is determined by the committee upon the grant of the performance award; provided however, that a performance period cannot be shorter than 12 months or longer than 5 years. Performance awards may be valued by reference to a designated number of shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares or other property, or any combination thereof, as determined by the committee. Performance awards granted to persons whom the committee expects will, for the year in which a deduction arises, be covered employees, as defined below, will, if and to the extent intended by the committee, be subject to provisions that should qualify such awards as performance-based compensation not subject to the limitation on tax deductibility by us under Code Section 162(m). For purposes of Section 162(m), the term “covered employee” means our chief executive officer and each other person whose compensation is required to be disclosed in our filings with the SEC by reason of that person being among our four highest compensated officers as of the end of a taxable year. If and to the extent required under Section 162(m) of the Code, any power or authority relating to a performance award intended to qualify under Section 162(m) of the Code is to be exercised by the committee and not our board.
     If and to the extent that the committee determines that these provisions of the 2006 plan are to be applicable to any award, one or more of the following business criteria for Full House and our subsidiaries, on a consolidated basis, and/or for our related entities, or for business or geographical units of Full House and/or a related entity, except with respect to the total stockholder return and earnings per share criteria, shall be used by the committee in establishing performance goals for awards under the 2006 plan:
1.	earnings per share;

2.	revenues or margins;

3.	cash flow;

4.	operating margin;

5.	return on assets, net assets, investment, capital, operating revenue or equity;

6.	economic value added;

7.	direct contribution;

8.	income; net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any of our ongoing bonus plans;

9.	working capital or working capital management, including inventory turnover and days sales outstanding;

10.	management of fixed costs or variable costs;

11.	identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures;

12.	total stockholder return;

13.	debt reduction;

14.	market share;

15.	entry into new markets, either geographically or by business unit;

16.	customer retention and satisfaction;

17.	strategic plan development and implementation, including turnaround plans; and

18.	stock price.

Any of the above goals may be determined on an absolute or relative basis, for example growth in earnings per share, or as compared to the performance of a published or special index deemed applicable by the committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to us. The committee may exclude the impact of an event or occurrence which the committee determines should appropriately be excluded, including without limitation
•	restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges,

•	an event either not directly related to our operations or not within the reasonable control of management, or

•	a change in accounting standards required by generally accepted accounting principles.
     The committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.
Other Terms of Awards.
     Awards may be settled in the form of cash, shares of common stock, other awards or other property, in the discretion of the committee. The committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The committee is authorized to place cash, shares of common stock or other property in trusts or make other arrangements to provide for payment of our obligations under the 2006 plan. The committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2006 plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3.
     Awards under the 2006 plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The committee may, however, grant awards in exchange for other awards under the 2006 plan, awards under our other plans, or other rights to payment from us, and may grant awards in addition to and in tandem with such other awards, rights or other awards.
Acceleration of Vesting; Change in Control.
     The committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and if so provided in the award agreement or otherwise determined by the committee, vesting shall occur automatically in the case of a “change in control” of Full House (including the cash settlement of stock appreciation rights which may be exercisable in the event of a change in control). In addition, the committee may provide in an award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.” For purposes of the 2006 plan, unless otherwise specified in an award agreement, a change in control means the occurrence of any of the following:
•	The acquisition by any person or group of a controlling interest defined as the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of more than 50% of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors. However, that the following acquisitions shall not constitute or result in a change of control under the plan:

•	any acquisition directly from Full House;

•	any acquisition by Full House;

•	any acquisition by any person or group that as of the effective date of the plan owns a controlling interest;

•	any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Full House or any subsidiary; or

•	any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (3) below; or

•	During any period of two consecutive years, but no earlier than the effective date of the plan, individuals who constitute our board on the effective date and any subsequent director whose nomination was approved by a majority of our board other than as a result of an actual or threatened election contest or solicitation of proxies, cease for any reason to constitute at least a majority of our board; or

•	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Full House or any of our subsidiaries, a sale or other disposition of all or substantially all of our assets, or the acquisition of assets or stock of another entity by Full House or any of our subsidiaries in each case, unless, following such transaction, (A) all or substantially all of the individuals and entities who beneficially owned our outstanding common stock and the combined voting power of our then outstanding voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such transaction in substantially the same proportions as their ownership, immediately prior to such transaction of our outstanding common stock and the combined voting power of our then outstanding voting securities, as the case may be, (B) no Person (excluding any of our employee benefit plans (or related trusts) or such corporation resulting from such transaction or any person that as of the effective date beneficially owns a controlling interest) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the corporation resulting from such transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the transaction and (C) at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of our board of directors as described in paragraph (2) above at the time of the execution of the initial agreement, or of the action of our board, providing for such transaction; or

•	Approval by our stockholders of a complete liquidation or dissolution of Full House.
Amendment and Termination.
     Our board of directors may amend, alter, suspend, discontinue or terminate the 2006 plan or the committee’s authority to grant awards without further stockholder approval, except that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to the 2006 plan which might increase the cost of the 2006 plan or alter the eligibility of persons to receive awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the board may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the board, the 2006 plan will terminate at the earliest of
•	such time as no shares of common stock remain available for issuance under the 2006 plan,

•	termination of the 2006 plan by our board of directors, or

•	the tenth anniversary of the effective date of the plan.
Awards outstanding upon expiration of the 2006 plan shall remain in effect until they have been exercised or terminated, or have expired.
Federal Income Tax Consequences of Awards.
     The 2006 plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.
Nonqualified Stock Options.
     On exercise of a nonqualified stock option granted under the 2006 plan an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is an employee of Full House or a related entity, that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those shares will begin on that date.
     If an optionee pays for shares of stock on exercise of an option by delivering shares of our stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

     We will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfies our reporting requirements with respect to that amount.
Incentive Stock Options.
     The 2006 plan provides for the grant of stock options that qualify as “incentive stock options” as defined in section 422 of the Code, which we refer to as ISOs. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.
     If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the required holding period, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the disqualifying disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.
     An optionee who exercises an ISO by delivering shares of stock acquired previously pursuant to the exercise of an ISO before the expiration of the required holding period for those shares is treated as making a disqualifying disposition of those shares. This rule prevents “pyramiding” or the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.
     For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a disqualifying disposition in a later year, no income with respect to the disqualifying disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.
     We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the required holding period. However, if there is a disqualifying disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfies our reporting requirements with respect to that amount.
Stock Awards.
     Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the 2006 plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.
     The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the 2006 plan the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

Stock Appreciation Rights.
     We may grant SARs separate from any other award, which we refer to as stand-alone SARs, or in tandem with options, which we refer to as tandem SARs, under the 2006 plan. Generally, the recipient of a stand-alone SAR will not recognize any taxable income at the time the stand-alone SAR is granted.
     With respect to stand-alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.
     With respect to tandem SARs, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the stand-alone SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option as discussed above, in that case, the recipient will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares of stock over the exercise price.
     In general, there will be no federal income tax deduction allowed to us upon the grant or termination of stand-alone SARs or tandem SARs. Upon the exercise of either a stand-alone SAR or a tandem SAR, however, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.
Dividend Equivalents.
     Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value dividend equivalent award received. We generally will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.
Section 162 Limitations.
     Section 162(m) to the Code, generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that awards granted to employees under the plan whom the committee expects to be covered employees at the time a deduction arises in connection with such options, may, if and to the extent that the committee determines to do so, be granted in a manner that will qualify as such “performance-based compensation,” so that such awards would not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect our ability to ensure that options under the 2006 plan will qualify as “performance-based compensation” that are fully deductible by us under Section 162(m).
Importance of Consulting Tax Adviser.
     The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult his tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award.
Awards to Executives
     As of April 23, 2008, our compensation committee granted 1,098,000 shares of restricted stock under the 2006 plan to six executives, one employee of the company, one employee of a related entity and six board members. These shares of restricted stock vest over four years.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO OUR 2006 INCENTIVE COMPENSATION PLAN.

GENERAL INFORMATION
     Other Matters. Our Board of Directors does not intend to present any matter for action at the annual meeting other than the matters described in this proxy statement. If any other matters properly come before the annual meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgment.
     Information Concerning Shareholder Proposals and Director Nominations. Any stockholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the proxy statement for the 2009 Annual Meeting of Stockholders should submit the proposal in writing to the Corporate Secretary, Full House Resorts, Inc., 4670 South Fort Apache Road, Suite 190, Las Vegas Nevada 89147. We must receive a proposal by January 2, 2009 in order to consider it for inclusion in the proxy statement for the 2009 Annual Meeting of Stockholders.
     Stockholders who wish to present director nominations or any other business at the 2009 Annual Meeting of Stockholders are required to notify the Corporate Secretary of their intent no later than January 2, 2009. We retain discretion to vote proxies we receive with respect to proposals received after March 20, 2009.

By Order of the Board of Directors,

Barth F. Aaron
Secretary
Las Vegas, Nevada
May 5, 2008

PROXY
FULL HOUSE RESORTS, INC.
This Proxy is Solicited on behalf of the Board of Directors
     KNOWN ALL MEN BY THESE PRESENTS, that the undersigned, a stockholder in Full House Resorts, Inc., a Delaware corporation (“Full House”), hereby appoints Andre M. Hilliou and Carl G. Braunlich, and each of them acting jointly, if more than one be present, to be the true and lawful attorneys and proxies for the undersigned, to vote all shares of Full House as the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the annual meeting of stockholders of Full House to be held on May 29, 2008 or any adjournment thereof, on the following matters and, in their discretion, on such other matters as may properly come before the meeting. This proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the following Proposals.
ANNUAL MEETING OF STOCKHOLDERS OF
FULL HOUSE RESORTS, INC.
MAY 29, 2008
PROPOSAL ONE: Election of Directors.

☐ FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below
A VOTE FOR ALL NOMINEES IS RECOMMENDED BY THE BOARD OF DIRECTORS.
NOMINEES ARE:

Kenneth R. Adams	Carl G. Braunlich
Kathleen M. Caracciolo	Andre M. Hilliou
Lee A. Iacocca	Mark J. Miller
J. Michael Paulson
*	To withhold authority to vote for any individual nominee, print that nominee’s name on the line provided below:
Exceptions:

PROPOSAL TWO: Ratification of Piercy Bowler Taylor & Kern as independent auditors of Full House for 2008.
A VOTE FOR RATIFICATION IS RECOMMENDED BY THE BOARD OF DIRECTORS.

☐ FOR ratification	☐	AGAINST ratification

PROPOSAL THREE: Amendment of the 2006 Incentive Compensation Plan to increase the shares of common stock reserved under the plan by 100,000 shares.
A VOTE FOR THE AMENDMENT APPROVAL IS RECOMMENDED BY THE BOARD OF DIRECTORS.

☐ FOR approval	☐	AGAINST approval
OTHER MATTERS: Granting the proxies discretionary authority to vote upon any other unforeseen matters which are properly brought before the meeting as management may recommend.

     The undersigned hereby revokes any and all other proxies heretofore given by the undersigned and hereby ratifies all that the above-named proxies may do at such meeting or any adjournments thereof, by virtue hereof.

Dated:	, 2008

Signature(s)
Note: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such and also state the name of the stockholder of record for whom you act. If a corporation, please sign in full corporate name by President or other authorized officer.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY USING THE ENCLOSED ENVELOPE.